SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM 8-K
                                 CURRENT REPORT


                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                   DATE OF EVENT REPORTED: SEPTEMBER 14, 2000


                         Integrated Food Resources, Inc.
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                 (Name of Small Business Issuer in Its Charter)


       State of Nevada                    0-25109               93-1255001
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(State or other jurisdiction of       (Commission File      (I.R.S. Employer
incorporation or organization)                  Number)      Identification No.)


                 6700 S.W. Sandburg Street, Tigard, Oregon 97223
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                    (Address of Principal Executive Offices)


                                  503-598-4375
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                            (Issuer's Telephone No.)

ITEM 5:  OTHER EVENTS

         Termination of Licensing Agreement: Integrated Food Resources, Inc. (the Company) had entered into a Technology and Trademark Agreement (the Agreement) on January 25, 1999 which effectively gave the Company a twenty-year exclusive worldwide license to pending-patents for a B2B e-commerce software, technology and system for the global food industry (the Technology) as well as associated trademarks and domain names (e.g. FoodPort.com"! and Project Harvest(R)"). The Technology is the object of US and worldwide patent claims covering a total of 17 family groups of claims, and was deemed critical to the Company's ability to launch its contemplated business to business Internet food e-commerce operations.

         Under this Agreement, the Company was obligated to (a) continue to make improvements to the technology and systems and pay for such costs, and (b) finance expenses associated with enforcement of rights in the event of violations by third parties, and (c) market the Technology within a certain period of time, and (d) raise a minimum of $30 Million in start-up equity for its B2B venture, and (e) pay the Licensee a one time lump-sum fee of $200,000 within ten days of receiving the first round of contemplated equity infusion in the Company.

         The Licensee has the right to terminate the Agreement in the event the Company failed in its obligations after a 60 day right of cure period. The Company was notified of the Licensee's intent to terminate the Agreement if the defaults were not cured within the prescribed period. Because the Company was unable to cure the defaults within the prescribed period, the Company was advised by the Licensee that the Agreement is terminated forthwith.

         The loss of this license is expected to have a detrimental impact on the Company's B2B food e-commerce plans, and it is uncertain if the Company will be able to attract the necessary capital without this asset. The Company will attempt to renegotiate a new license in the event it succeeds in raising new equity, but there is no assurance of any kind that a similar license can be obtained or that the terms will be similar if a new license is granted.

         Update on Capitalization/Debt-Restructuring Efforts: The Company continues in its effort to raise new equity and/or debt through structured finance strategies. However, there are no firm commitments to date, nor is there any immediate financing prospect to prevent a default of the Company under its current obligations. The Company was hopeful that a debt restructure and recapitalization plan would succeed in the short term. Even though there are serious ongoing discussions with prospective investors and/or lenders, the Company's negative cash position makes it difficult for the Company to continue operation while it seeks new equity or debt. The Board of Directors will be evaluating the various options available to the Company in order to protect the interest of its stockholders.

         Creditor Claims against the Company: The Company has received a claim from CDC Financial Products, Inc. for $300,000 representing interest and legal expenses due in connection with the failed escrow closing of a $200 Million sale of credit-enhanced Senior Note of the Company in May, 2000.

         In addition, expenses incurred by the Company relative to this failed closing amounts to more than $100,000, most of which is still outstanding obligations of the Company.

         Pending Legal Actions against the Company: On June 30, 2000, Guillermo Gomez, a shareholder of the Company and a former service provider to one of the Company's subsidiaries, Seabourne Ventures, Inc., filed suit in Superior Court in California claiming damages for $180,000 from the Company for tortuous interference in that the Company did not promptly issue 60,000 shares which, under a Confidentiality Non-Competition Agreement between Mr. Gomez and the Company, were considered to be part of the consideration for the issuance of the shares. The Company was in possession of evidence that Mr. Gomez had breached his non-competition covenant with the Company.

         It is felt by the Company that Mr. Gomez's claims are without merit and that Mr. Gomez is not entitled to the shares under that Agreement. It is also believed that Mr. Gomez, even if he had the shares in his possession, would not have been able to liquidate those shares at any amount approximating that value. Nevertheless, because the Company does not have the liquidity to defend itself in California, it is probable that the Plaintiff will obtain a judgment against the Company. The Company cannot currently afford to defend itself in California and may seek appropriate court protection to protect the shareholders. The deadline for a court appearance in California is September 29, 2000.

         Statements in this report which are not historical facts are "forward-looking statements" that involve risks and uncertainties. These potential risks and uncertainties could cause actual results to differ from those contained in this report and include, without limitation, the ability of the Company and the other parties to the transaction to satisfy the conditions and provisions of the escrow agreement, the effects of government regulation, its dependence on a limited number of enterprise customers and limited relationships with buyers and sellers. These and other risk factors are described in detail the Company's filings with the Securities and Exchange Commission.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              Integrated Food Resources, Inc.

Date: September 15, 2000                                By /s/ Alain de la Motte
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                                                           Alain de la Motte
                                                            Chairman and CEO